Exhibit 99.2
LIN TV Concludes its Review of Strategic Alternatives
Providence, RI, December 6, 2007 — LIN TV Corp. (NYSE: TVL) announced today that the Board of Directors of the Company has concluded its review of strategic alternatives. The Company does not expect to make further public comments with respect to this announcement and reserves the right to explore strategic alternatives in the future without making a public announcement.
“The LIN TV Board and management team have confidence in our employees, high quality assets and operating plan. The strength of our core business and new digital initiatives position us well for future growth,” said Vincent L. Sadusky, President and Chief Executive Officer of LIN TV.
About LIN TV
LIN TV Corp., along with its subsidiaries (“LIN TV” or “the Company”), is one of the largest television station groups in the country. The Company creates and delivers superior local news and community stories, along with top-rated entertainment programming to 9% of U.S. television homes, reaching an average of 11.5 million households per week. LIN TV has a strong, diversified station portfolio with 29 owned and/or operated television stations and websites in 17 U.S. markets, located primarily in the top 75 designated market areas, according to Nielsen Media. LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television, in order to provide superior viewing quality to its customers. Financial information for the Company and overviews of its stations are available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include, but are not limited to, statements regarding the Company’s strategic alternatives review process and future business operations and strategy. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s website, www.lintv.com, in the Investor Relations section, or at http://www.sec.gov), which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
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